Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-157057 of our report dated February 20, 2012, relating to the consolidated financial statements of Energy Future Competitive Holdings Company and subsidiaries (“EFCH”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding (1) EFCH’s subsidiary, Texas Competitive Electric Holdings Company LLC’s loans, which are payable on demand, made to its indirect parent Energy Future Holdings Corp., with amounts outstanding at December 31, 2011 and 2010 of $1.592 billion and $1.921 billion, respectively, and (2) EFCH’s adoption of amended guidance regarding transfers of financial assets effective January 1, 2010, on a prospective basis) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 27, 2012